As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-117520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROXIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	77-0551214
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

455 El Camino Real

Santa Clara, California 95050

(408) 367-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wm. Christopher Gorog

Chief Executive Officer and Chairman

Roxio, Inc.

455 El Camino Real

Santa Clara, California 95050

(408) 367-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 12, 2004

PROSPECTUS

1,099,626 Shares

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 1,099,626 shares of Roxio, Inc. common stock that were sold on June 17, 2004 to the selling stockholder listed on page 20 of this prospectus pursuant to a common stock purchase agreement dated June 17, 2004 between us and Best Buy Enterprise Services, Inc. The selling stockholder (which term as used herein includes its pledges, donees, transferees or other successors-in-interest) may sell these shares at market prices prevailing at the time of sale or at negotiated prices.

We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholder. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “ROXI.” On November 11, 2004, the closing price of our common stock as reported by Nasdaq was $8.04 per share.

Investing in shares of our common stock involves risks.

See “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November    , 2004

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to “Roxio,” “we” or “us” refer to Roxio, Inc.

The name “Roxio”, our tagline, our logo, Roxio Easy Media Creator, Easy CD Creator, Digital Media Suite, and Napster are trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and variations of such words and other similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully (i) under the heading “Risk Factors” on page 4 of this prospectus and (ii) elsewhere in this prospectus.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth above. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events as of the date on which the statements are made. Except for filings that are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under the heading “Where You Can Find More Information.”

Roxio, Inc.

Roxio is a leading provider of digital media software and services for the consumer market. We operate our business in two divisions, the consumer software division and the online music distribution division, also known as the Napster division. To date, we have derived the majority of our revenues from sales of consumer software products. Through our consumer software division, we provide software that enables individuals to record digital content onto CDs and DVDs as well as photo and video editing products. Taken together, these products enable us to deliver a comprehensive digital media solution to our customers. Through our Napster service, users can legally stream, download and copy, or “burn” a wide variety of digital music. Our products and services allow customers to access, archive, create, customize and share digital materials in formats compatible with the growing number of digital entertainment devices such as personal computers, or PCs, CD and DVD players, compressed audio players and personal digital assistants.

On August 9, 2004, we and Sonic Solutions, a California corporation (“Sonic Solutions”) entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which the parties contemplate a sale by us to Sonic Solutions of substantially all of the assets and liabilities constituting our consumer software division, including all of the capital stock of certain international subsidiaries. With this sale, we contemplate focusing our strategy on our online music distribution division, also known as the Napster division. Currently, we intend to retain the proceeds and use them for general working capital purposes and to operate and expand our Napster division.

Under the Agreement, Sonic Solutions has agreed to pay a total of $70 million in cash and 653,837 shares of Sonic Solutions common stock. The cash purchase price is subject to certain adjustments as described in the Agreement. The disposition will be accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The closing of this transaction is subject to closing conditions including, among others, approval of the transaction by our stockholders at our 2004 Annual Meeting of Stockholders, the accuracy of representations and warranties given by us to Sonic Solutions, performance of obligations under the asset purchase agreement by us and by Sonic Solutions and the absence of a material adverse effect with respect to us or our consumer software products business. On October 25, 2004, we were informed by the Federal Trade Commission that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to which the proposed transaction is subject, had expired.

Our principal executive offices are located at 455 El Camino Real, Santa Clara, California 95050. Our telephone number is (408) 367-3100. Our website is www.roxio.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

The Offering

Common stock offered by selling stockholder (1)	1,099,626 shares
Common stock to be outstanding after the offering(2)(3)	34,799,790 shares
Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. See “Use of Proceeds” on page 19.
NASDAQ National Market Symbol	ROXI

(1) Consists of 1,099,626 shares that were sold on June 17, 2004 to the selling stockholder listed on page 20 of this prospectus pursuant to a common stock purchase agreement dated June 17, 2004 between us and Best Buy Enterprise Services, Inc.

(2) Based on the number of shares actually outstanding on November 4, 2004.

(3) Includes 1,099,626 shares of common stock issued to the selling stockholder on June 17, 2004 pursuant to a common stock purchase agreement between us and Best Buy Enterprise Services, Inc. dated June 17, 2004, and excludes 3,925,374 shares of common stock that may be sold to Best Buy Enterprise Services, Inc. on two separate closings pursuant to such common stock purchase agreement. Also excludes 5,820,313 shares of common stock issuable upon exercise of options outstanding at June 17, 2004 under our 2003 Stock Plan, 2002 Stock Plan, 2001 Director Option Plan, Amended and Restated 2001 Stock Plan and Amended and Restated 2000 Stock Option Plan. Of the total number of shares issuable upon exercise of outstanding options under our option plans, 1,213,167 shares are issuable upon exercise of options having an exercise price of less than $4.00 per share, 2,909,999 shares are issuable upon exercise of options having an exercise price ranging from $4.00-$8.50 per share and 1,697,147 shares are issuable upon exercise of options having an exercise price greater than $8.50 per share. The weighted average exercise price of all of the options outstanding under our option plans is $8.98 per share. An additional (i) 617,108 shares of common stock are reserved for issuance under our Amended and Restated 2000 Stock Option Plan; (ii) 2,568,036 shares of common stock are reserved for issuance under our Amended and Restated 2001 Stock Plan; (iii) 445,985 shares of common stock are reserved for issuance under our Amended and Restated 2001 Employee Stock Purchase Plan; (iv) 233,821 shares of common stock are reserved for issuance under our 2002 Stock Plan; and (v) 800,000 shares of common stock are reserved for issuance under our 2003 Stock Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to the Proposed Sale of Our Consumer Software Products Business

If we fail to complete the sale of our consumer software products business, our business may be harmed.

We plan to sell all of the assets related to our consumer software products business to Sonic Solutions. We cannot assure you that the sale of our consumer software products business will be completed. As a result of our announcement of the sale of our consumer software products business, third parties may be unwilling to enter into material agreements with respect to our consumer software products business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because the customers perceive that such new relationships are likely to be more stable. If we fail to complete the proposed sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if we fail to complete the proposed sale, we will retain and continue to operate the consumer software products business and we will continue to assess the feasibility of available alternatives, including other disposition alternatives that may arise, if any. In this event, we would likely require additional financing to operate our business. In addition, under the terms of the asset purchase agreement, under certain circumstances we may be obligated to pay Sonic Solutions a termination fee of $2.4 million plus Sonic Solutions’ reasonable related costs, fees and expenses.

Selling our consumer software products business will constitute a sale of substantially all of our historical operating assets.

Since May 19, 2003, our consumer software products business has accounted for the majority of our revenues, and prior to that, our consumer software products business accounted for substantially all of our revenues. Upon consummation of the sale of our consumer software products business, all of our revenues will be generated by our online music distribution business. We have limited experience in the highly competitive online music distribution business and cannot assure you that we will be successful in operating and growing such business. If we are not successful in operating and growing our online music distribution business, our business, results of operations and financial condition will be adversely affected.

The completion of the sale of our consumer software products business is subject to a number of closing conditions, and the failure to satisfy any of these closing conditions may make it impossible to complete the sale of our consumer software products business.

Under Delaware Law, the sale of the consumer software products business is deemed the sale of substantially all of our assets, requiring the approval of the majority of our stockholders. We are soliciting stockholder approval at our upcoming annual meeting of stockholders. Because the sale of the consumer software products business will constitute a significant change in our business strategy, some of our stockholders may choose to vote against the transaction, which could make it impossible to obtain majority stockholder approval and to close the sale of our consumer software products business to Sonic Solutions.

The sale of the consumer software products business is subject to our obtaining consents of various third parties. We cannot assure you that we will be able to obtain these approvals or consents in a timely manner or at all. Because the asset purchase agreement contains a deadline for the closing of the transaction and because these approvals and consents are necessary conditions to the closing of the transaction, a substantial delay in obtaining any of these approvals or consents, or failure to obtain any such approval or consent may make it impossible to complete the sale of our consumer software products business.

In addition, the sale of the consumer software products business is subject to other closing conditions including, among others, the accuracy of representations and warranties given by us to Sonic Solutions as of the closing date of the transaction, performance of obligations under the asset purchase agreement by us and by Sonic Solutions and the absence of a material adverse effect with respect to us or our consumer software products business. We may not be able to ensure that all of such closing conditions are met, and the failure to do so may make it impossible to complete the sale of our consumer software products business.

If we are unable to complete the sale of our consumer software products business, we may, under certain circumstances be liable to Sonic Solutions for a termination fee of $2.4 million plus expenses.

If we and Sonic Solutions are unable to close this acquisition, the terms of the asset purchase agreement provide that, under certain circumstances, we may be liable to Sonic Solutions for a termination fee of $2.4 million and reasonable related costs, fees and expenses of Sonic Solutions, which may have a material adverse effect on our business, results of operations and financial condition. The circumstances under which we would be liable to Sonic Solutions for a termination fee of $2.4 million plus costs, fees and expenses include termination of the asset purchase agreement:

•	By us if our board of directors determines in good faith that it is required to do so to comply with its fiduciary duties to our stockholders under applicable law because it has received a superior competing offer;

•	By us or Sonic Solutions if the transaction does not receive the approval of a majority of our stockholders; or

•	By Sonic Solutions if our board of directors withdraws or modifies, in a manner adverse to Sonic Solutions, its approval of or recommendation for the transaction or the asset purchase agreement.

The purchase price for our consumer software products business is subject to adjustment, and we may receive less proceeds than we expect.

Under the asset purchase agreement, the purchase price will be reduced by the amount the net tangible working capital (as defined in the asset purchase agreement) of the consumer software products business as of the closing date is less than the net tangible working capital of the consumer software products business as of March 31, 2004. In addition, the purchase price is subject to additional adjustments based on certain reserves and channel inventory levels. To the extent the purchase price is reduced, we will have less cash available to operate the online music distribution business. If we are required to seek additional financing, such financing may not be available on acceptable terms, if at all.

The asset purchase agreement will expose us to contingent liabilities.

Under the asset purchase agreement, we have retained various liabilities relating to the consumer software products business and have agreed to indemnify Sonic Solutions under certain circumstances, if we have breached our representations and warranties contained in the asset purchase agreement and for other matters, including all liabilities retained by us under that agreement. For example, an indemnification claim by Sonic Solutions might result if we breach or default on any of our representations about the assets comprising our consumer software products business. Under the terms of the asset purchase agreement, if claims in excess of $1.0 million are made by Sonic Solutions, we may be required to expend significant cash resources in defense and settlement of such claims, which may adversely affect our business, results of operations and financial condition.

Management could spend or invest the proceeds from the sale of our consumer software products business in ways with which our stockholders may not agree.

Our management could spend or invest the proceeds from the sale of our consumer software products business in ways with which our stockholders may not agree. We currently intend to invest the proceeds from the sale of our consumer software products business into our online music distribution business. The investment of these proceeds may not yield a favorable return. Furthermore, because our online music distribution business is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. If we change our business focus, we may face risks that are different from the risks currently associated with our online music distribution business.

Risks Relating to Our Online Music Services Business

Our online music services initiatives have a limited operating history and a history of losses and may not be successful.

On May 19, 2003 we acquired substantially all of the ownership interest of Napster, LLC (f/k/a Pressplay). We used the Pressplay-branded service as a technology platform to roll-out our online music services division in October 2003. The business models, technologies and market for online music services are new and unproven. Prior to our acquisition of Napster, LLC, consumer adoption and usage of the Pressplay-branded service had not been significant. You should consider the online music distribution business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development.

Napster has experienced significant net losses since its inception and, given the significant operating and capital expenditures associated with our business plan, we expect to incur net losses for at least the next twelve months and may experience net losses thereafter. No assurance can be made that our Napster business will ever contribute net income to our statement of operations. If our Napster business is not successful, our business and business prospects could be harmed. Napster, LLC (f/k/a Pressplay) has incurred cumulative losses of approximately $52.6 million from inception (April 2001) through May 19, 2003, and approximately $63.2 million from May 20, 2003 through September 30, 2004.

The success of our online music service depends upon our ability to add new subscribers.

We cannot assure you that we will be able to attract new subscribers to the Napster service or that existing subscribers will continue to subscribe. Existing subscribers may cancel their subscriptions to the Napster service for many reasons, including a perception that they do not use the services sufficiently, that the service does not provide enough value relative to our competition, or availability of content. If we do not continue to increase the total number of subscribers each quarter, our operating results will be adversely impacted.

Our online music distribution business has lower margins than our consumer software products business.

Costs of our online music distribution business as a percentage of the revenue generated by that business are higher than those of consumer software products business. The cost of third party content, in particular, is a substantial portion of revenues we receive from subscribers and end users and is unlikely to decrease significantly over time as a percentage of revenue. We expect this trend will continue to negatively impact our overall gross margins as our online music distribution business increases as a percentage of our total revenue or, if we successfully complete the sale of our consumer software products business, becomes our sole source of revenue, which may affect our ability to regain profitability.

We cannot provide assurances that the usage of the Napster brand will increase revenues.

Customers may not associate the Napster brand with a paid service model. If the Napster brand fails to attract new customers, our revenues and business will suffer, and we may need to incur additional marketing expenditures to compensate for such failure.

We face significant competition from traditional retail music distributors, from emerging paid online music services delivered electronically such as ours, and from “free” peer-to-peer services.

Our paid online music services face significant competition from traditional retail music distributors such as Tower Records as well as online retailers such as Amazon.com. These retailers may include regional and national mall-based music chains, international chains, deep-discount retailers, mass merchandisers, consumer electronics outlets, mail order, record clubs, independent operators and online physical retail music distributors, some of which have greater financial and other resources than we do. To the extent that consumers choose to purchase media in non-electronic formats, it may reduce our sales, reduce our gross margins, increase our operating expenses and decrease our profit margins in specific markets.

Our online music services competitors include Apple Computer’s iTunes Music Store, Listen.com, the provider of the Rhapsody service and a subsidiary of RealNetworks, Inc., Yahoo!, which recently announced a proposed purchase of MusicMatch, Sony Connect, Walmart.com, FYE, Microsoft’s MSN Music service and online music services powered by MusicNet such as AOL Music and Virgin. Internationally we currently compete with OD2 and Puretracks as well as with a number of the other competitors described above.

Our online music services also face significant competition from “free” peer-to-peer services, such as KaZaA, Morpheus, Grokster and a variety of other similar services that allow computer users to connect with each other and to copy many types of program files, including music and other media, from one another’s hard drives, all without securing licenses from content providers. The legal status of these “free” services is uncertain, because although some courts have found that these services violate copyright laws, other courts have found that these same services do not violate any copyright laws, particularly in the case of Grokster. Additionally, enforcement efforts against those in violation have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these “free” services substantially impairs the marketability of legitimate services, regardless of the ultimate resolution of their legal status.

Many of our competitors have significantly more resources than we do, and some of our competitors may be able to leverage their experience in providing online music distribution services or similar services to their customers in other businesses. Some of these competitors offer other goods and services and may be willing and able to offer music services at a lower price than we can in order to promote the sale of these goods and services. We or our competitors may be able to secure limited exclusive rights to content from time to time. If our competitors secure significant exclusive content, it could harm the ability of our online music services to compete effectively in the marketplace.

Online music distribution services in general are new and rapidly evolving and may not prove to be a profitable or even viable business model.

Online music distribution services are a relatively new business model for delivering digital media over the Internet. It is too early to predict whether consumers will accept, in significant numbers, online music services and accordingly whether the services will be financially viable. If online music distribution services do not prove to be popular with consumers, or if these services cannot sustain any such popularity, our business and prospects would be harmed.

We rely on content provided by third parties, which may not be available to us on commercially reasonable terms or at all.

We rely on third-party content providers to offer music online content that can be delivered to users of our service. These third party providers include music publishers and music labels. Rights to provide this content to our customers, particularly publishing rights, are difficult to obtain and require significant time and expense. In some cases, we pay substantial fees to obtain this third party content. In order to provide a compelling service, we must be able to continue to license a wide variety of music content to our customers with attractive usage rules such as CD recording, output to digital audio devices, portable subscription rights and other rights. In addition, if we do not have sufficient breadth and depth of the titles necessary to satisfy increased demand arising from growth in our subscriber base, our subscriber satisfaction may be affected adversely. We cannot guarantee that we will be able to secure licenses to music content or that such licenses will be available on commercially reasonable terms. Recently, we have begun to offer the Napster service outside of the United States. The expansion of the service abroad requires that additional publishing and sound recording licenses be obtained for music currently offered in the United States as well as for music that is available only in foreign markets. We cannot assure you that we will be able to obtain such licenses on favorable terms or at all. Failure to obtain these licenses will harm our business in existing and potential foreign markets and our revenues.

Under copyright law, we may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming in our Napster service. Copyright law generally does not specify the rate and terms of the licenses, which are determined by voluntary negotiations among the parties or, for certain compulsory licenses where voluntary negotiations are unsuccessful, by arbitration proceedings known as CARP proceedings which are subject to approval by the United States Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these negotiations or CARP proceedings and may elect instead to attempt to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. There are other negotiations and CARP proceedings in process which will set rates for subscription music services and services that deliver digital downloads of music, and the outcome of these negotiations and CARP proceedings will also likely affect our business in ways that we cannot predict. Voluntarily negotiated rates for mechanical licenses with respect to streaming and conditional digital downloads with the Harry Fox Agency and National Music Publishers Association have not been agreed to, and we are currently operating under a standstill agreement until such time as such rates are negotiated. No agreement has been reached with performing rights societies such as ASCAP or BMI regarding whether digital downloads constitute public performances of copyrighted works that would trigger payment of public performance royalties. Depending on the rates and terms adopted for these voluntary and/or statutory licenses, our business could be harmed by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers. We anticipate future CARP proceedings relating to music subscription delivery services, which may also adversely affect the online distribution of music.

We must provide digital rights management solutions that are acceptable to both content providers and consumers.

We must provide digital rights management solutions and other security mechanisms in our online music distribution services in order to address concerns of content providers and artists, and we cannot be certain that we can develop, license or acquire such solutions, or that content licensors or consumers will accept them. Content providers may be unwilling to continue to support portable subscription services. Consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available.

Third-party providers of digital rights management software, such as Microsoft, may be unwilling to continue to provide such software to us upon reasonable or any terms. If we are unable to acquire these solutions on reasonable or any terms, or if customers are unwilling to accept these solutions, our business and prospects could be harmed.

Our business could be harmed by a lack of availability of popular content.

Our business is affected by the release of “hit” music titles, which can create cyclical trends in sales distinctive to the music industry. It is not possible to determine the timing of these cycles or the future availability of hit titles. Hit products are important because they generate customer interest. We depend upon the music content providers to continue to produce hit products. To the extent that new hits are not available, or not available at prices attractive to consumers, our sales and margins may be adversely affected.

Our success depends on our music service’s interoperability with our customer’s music playback hardware.

In order for our Napster service to be successful we must design our service to interoperate effectively with a variety of hardware products, including home stereos, car stereos, portable digital audio players, and PCs. We depend on significant cooperation with manufacturers of these products and with software manufacturers that create the operating systems for such hardware devices to achieve our design objectives and to offer a service that is attractive to our customers. Our software is currently not compatible with the iPod music player. If we cannot successfully design our service to interoperate with the music playback devices that our customers own, our business will be harmed.

We may not successfully develop new products and services.

The success of the Napster service will depend on our ability to develop leading edge media and digital distribution products and services. Our business and operating results will be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues or gross profits to offset our development and operating costs. We may not timely and successfully identify, develop and market new product and service opportunities. We may not be able to add new content such as video, spoken word or other content as quickly or as efficiently as our competitors or at all. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments.

Because the markets for our products and services are changing rapidly, we must develop new offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

The growth of our business depends on the increased use of the Internet for communications, electronic commerce and advertising.

The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. We believe that other Internet-related issues, such as security, privacy, reliability, cost, speed, ease of use and access, quality of service and necessary increases in bandwidth availability, remain largely unresolved and may affect the amount and type of business that is conducted over the Internet, and may impact our ability to sell our products and services and ultimately impact our business results and prospects.

If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, Websites have experienced interruptions in service as a result of outages, system attacks and other delays occurring throughout the Internet network infrastructure. If these outages, attacks or delays occur frequently or on a broad scale in the future, Internet usage, as well as the usage of our products, services and Websites, could grow more slowly or decline.

If broadband technologies do not become widely available or widely adopted, our online music distribution services may not achieve broad market acceptance, and our business may be harmed.

We believe that increased Internet use and especially the increased use of media over the Internet may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband technologies do not become widely available or widely adopted, our online music distribution services may not achieve broad market acceptance and our business and prospects could be harmed. To date, we believe that broadband technologies have been adopted at a slower rate than expected, which we believe has slowed the level of use of media over the Internet and may harm our business and prospects if the rate of adoption does not increase.

More consumers are utilizing non-PC devices to access digital content, and we may not be successful in developing versions of our products and services that will gain widespread adoption by users of such devices.

In the coming years, the number of individuals who access digital content through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to offer our services on these alternative non-PC devices, we may fail to capture a sufficient share of an increasingly important portion of the market for digital media services or our costs may increase significantly.

Our network is subject to security and stability risks that could harm our business and reputation and expose us to litigation or liability.

Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely or reliably, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security and stability risks, including:

•	our own or licensed encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or intellectual property;

•	we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our Websites or use of our products and services;

•	someone could circumvent our security measures and misappropriate our, our partners’ or our customers’ proprietary information or content or interrupt operations, or jeopardize our licensing arrangements, which are contingent on our sustaining appropriate security protections;

•	our computer systems could fail and lead to service interruptions;

•	we may be unable to scale our infrastructure with increases in customer demand; or

•	our network of facilities may be affected by a natural disaster, terrorist attack or other catastrophic events.

The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures.

Risks Relating to Our Business in General

We experience fluctuations in our quarterly operating results, which may cause our stock price to decline.

Our quarterly operating results may fluctuate from quarter to quarter. We cannot reliably predict future revenue and margin trends and such trends may cause us to adjust our operations. Other factors that could affect our quarterly operating results include:

•	timing of new product and service introductions and our ability to transition between product versions;

•	seasonal fluctuations in sales of our prepaid cards as well as other products and services;

•	potential declines in selling prices as a result of competitive pressures;

•	changes in the mix of our revenues represented by our various services;

•	adverse changes in the level of economic activity in the United States or other major economies in which we do business, or in industries, such as the music industry, on which we are particularly dependent;

•	foreign currency exchange rate fluctuations;

•	expenses related to, and the financial impact of, possible acquisitions of other businesses;

•	expenses incurred in connection with the development of our online music distribution service.

Additionally, if we are unable to complete the sale of our consumer software products business, factors that could affect our quarterly operating results include:

•	product returns upon the introduction of new product versions and pricing adjustments for our distributors;

•	adverse changes in the level of economic activity the PC, drive or digital still or video camera manufacturing industries;

•	changes in the timing of product orders due to unexpected delays in the introduction of our customers’ products, due to lifecycles of our customers’ products ending earlier than expected or due to market acceptance of our customers’ products; and

•	timely and accurate reporting to us by our OEM customers of units shipped.

We depend on key personnel who do not, or may not continue to work for us.

Our success substantially depends on the continued employment of certain executive officers and key employees, particularly Christopher Gorog, Nand Gangwani, Brad Duea and Laura Goldberg. The loss of the services of these or other key officers, employees or third parties could harm our business. If any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

If we fail to manage expansion effectively, we may not be able to successfully manage our business, which could cause us to fail to meet our customer demand or to attract new customers, which would adversely affect our revenue.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We plan to continue to increase the scope of our online music distribution operations domestically and internationally. In addition, we plan to continue to hire a significant number of employees this year for our online music distribution service. This anticipated growth in future operations will place a significant strain on our management resources.

In the future we plan to continue to develop and improve our financial and managerial controls, reporting systems and procedures. In addition, we plan to continue to expand, train and manage our work force worldwide.

We may need to make additional future acquisitions to remain competitive. The process of identifying, acquiring and integrating future acquisitions may constrain valuable management resources, and our failure to effectively integrate future acquisitions may result in the loss of key employees and the dilution of stockholder value and have an adverse effect on our operating results.

We have completed several acquisitions and expect to continue to pursue strategic acquisitions in the future. Completing any potential future acquisitions could cause significant diversions of management time and resources. Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fall. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

If we acquire businesses, new products or technologies in the future, we may be required to amortize significant amounts of identifiable intangible assets, and we may record significant amounts of goodwill that will be subject to annual testing for impairment. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders’ ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash.

Acquisition-related costs can cause significant fluctuation in our net income.

Previous acquisitions have resulted in significant expenses, including amortization of purchased technology, charges for in-process research and development and amortization of acquired identifiable intangible assets, which are reflected in operating expenses. Total amortization of acquired intangible and purchased technology assets was $1.2 million in the six months ended September 30, 2004. Additional acquisitions and any additional impairment of the value of purchased assets could have a significant negative impact on future operating results.

A significant portion of our revenues is derived from international revenues. Economic, political, regulatory and other risks associated with international revenues and operations could have an adverse effect on our revenues.

Because we operate worldwide, our business is subject to risks associated with doing business internationally. International net revenues have not accounted for a significant percentage of our net revenues to date. We anticipate that revenues from international operations will continue to represent a substantial portion of our total net revenues as we expand our Napster service abroad. Accordingly, our future revenues could decrease based on a variety of factors, including:

•	changes in foreign currency exchange rates;

•	seasonal fluctuations in sales of our prepaid cards as well as other products and services;

•	changes in a specific country’s or region’s political or economic condition, particularly in emerging markets;

•	unexpected changes in foreign laws and regulatory requirements;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;
•	trade protection measures and import or export licensing requirements;

•	potentially adverse tax consequences;

•	difficulty in managing widespread sales operations; and

•	less effective protection of intellectual property.

To grow our business, we must be able to hire and retain sufficient qualified technical, sales, marketing and administrative personnel.

Our future success depends in part on our ability to attract and retain engineering, sales, marketing, finance and customer support personnel. If we fail to retain and hire a sufficient number of these employees, we will not be able to maintain and expand our business. We cannot assure you that we will be able to hire and retain a sufficient number of qualified personnel to meet our business objectives.

Our inability to protect our proprietary rights, and the costs of failing to do so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. These efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology. These efforts also may not prevent the development and design by others of products or technologies similar to, competitive with or superior to those we develop. Any of these results could reduce the value of our intellectual property. We may be forced to litigate to enforce or defend our intellectual property rights and to protect our trade secrets. Any such litigation could be very costly and could distract our management from focusing on operating our business.

We may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of their intellectual property rights, especially patents, than we do. Many parties are actively developing streaming media and digital distribution-related technologies, e-commerce and other Web-related technologies, as well as a variety of online business methods and models. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with streaming media, digital distribution and online businesses are likely to arise in the future and may be very costly. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our products and services will be issued in the future. If a blocking patent has been issued or is issued in the future, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, or design around the patent, which could harm our business.

Companies in the technology and content-related industries have frequently resorted to litigation regarding intellectual property rights. We may be forced to litigate to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. In addition, we believe these industries are experiencing an increased level of litigation to determine the applicability of current laws to, and impact of new technologies on, the use and distribution of content over the Internet and through new devices, especially in the music industry, and as we develop products and services that provide or enable the provision of content, in such ways, our litigation risk may increase. The existence and/or outcome of such litigation could harm our business.

From time to time we receive claims and inquiries from third parties alleging that our internally developed technology, or technology we license from third parties, may infringe the other third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, or other proprietary rights, or alleging unfair competition or violations of privacy rights. We could be required to spend significant amounts of time and money to defend ourselves against such claims. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or stop distributing our products and services while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms, or at all. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could require us to change our business practices and could harm our business.

A decline in current levels of consumer spending could reduce our sales.

Our business is directly affected by the level of consumer spending. One of the primary factors that affect consumer spending is the general state of the local economies in which we operate. Lower levels of consumer spending in regions in which we have significant operations could have a negative impact on our business, financial condition or results of operations.

We may need additional capital, and we cannot be sure that additional financing will be available.

Although we currently anticipate that our available funds and expected cash flows from operations will be sufficient to meet our cash needs for at least the next twelve months, we may require additional financing. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We expect to spend significant amounts of cash in connection with the recent launch of our Napster service and expect to experience operating losses from such service in at least the short term. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

Another significant terrorist attack could have a negative impact on our business.

A significant terrorist attack on U.S. soil or U.S.-based business interests abroad could cause a significant decline in demand for our products and disrupt our business. An attack could generally trigger a significant economic downturn, which could affect the consumer electronics and software industry as a whole. Further, an attack could disrupt our manufacturing and worldwide distribution of our products. Any terrorist attack could cause a significant decrease in our revenues.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace.

Technology companies like ours have a history of using broad based employee stock option programs to hire, incentivise and retain our workforce in a competitive marketplace. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) allows companies the choice of either using a fair value method of accounting for options, which would result in expense recognition for all options granted, or using an intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “ Accounting for Stock Issued to Employees” (APB 25), with pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. We have elected to apply APB 25 and accordingly we generally do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

On March 31, 2004, the FASB issued a proposed Statement, “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” which was amended on October 13, 2004. This proposed statement addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of income. The proposed standard would require that the modified prospective method be used, which requires that the fair value of new awards granted from the beginning of the year of adoption, plus unvested awards at the date of adoption, be expensed over the vesting period. In addition, the proposed statement encourages companies to use the “binomial” approach to value stock options, which differs from the Black-Scholes option pricing model that we currently use. The recommended effective date of the proposed standard for public companies is for fiscal periods beginning after June 15, 2005. Roxio has not completed its assessment of the impact of the proposed standard on its financial condition and results of operations.

We are subject to risks associated with governmental regulation and legal uncertainties.

Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states, and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and/or different regulations than that which has been proposed in the United States, thus furthering the complexity of regulation. The United States, for example, has recently enacted an e-mail marketing law that, among other things, permits consumers to choose not to receive unsolicited e-mail from specified senders and subjects violators to certain civil penalties. As we have in the past utilized, and will likely continue in the future to utilize e-mail marketing, such laws will affect our future marketing efforts and, although we intend to comply with such laws, any inadvertent violation of such laws could subject us to penalties. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our products and services and may affect the growth of the Internet. Such laws or regulations may harm our business. Our products and services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional product and distribution costs for us in order to comply with such regulations.

We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state and federal governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our products and services;

•	increase our cost of doing business;

•	expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our Websites or distributed or accessed through our products or services, with our provision of products and services and with the features or performance of our products and Websites;

•	lead to increased product development costs or otherwise harm our business; or

•	decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business through a decrease in user registration and revenue, and influence how and whether we can communicate with our customers.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

Many of our products are interactive Internet applications which by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

If we are unable to complete our assessment as to the adequacy of its internal control over financial reporting as of March 31, 2005 and future year-ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of Roxio’s common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such company’s internal controls over financial reporting. In addition, the public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. While we are expending significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of SEC 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance its operations.

The effectiveness of our disclosure and internal controls may be limited.

Our disclosure controls and procedures and internal controls over financial reporting may not prevent all errors and intentional misrepresentations. Any system of internal control can only provide reasonable assurance that all control objectives are met. Some of the potential risks involved could include but are not limited to management judgments, simple errors or mistakes, willful misconduct regarding controls or misinterpretation. There is no guarantee that existing controls will prevent or detect all material issues or be effective in future conditions, which could materially and adversely impact our financial results in the future.

If we are unable to complete the sale of our consumer products software business, and subsequently repatriate cash from our foreign subsidiaries, we will incur additional income taxes that could negatively impact our results of operations and financial position.

If we are unable to complete the sale of our consumer products software business, a portion of our cash and cash equivalents will be held by one or more of our foreign subsidiaries. If, in such case, we need additional cash to acquire assets or technology or to support our operations in the United States, we may be required to repatriate some of our cash from these foreign subsidiaries to the United States. We are likely to incur additional income taxes from the repatriation, which could negatively affect our results of operations and financial position. Recently, we began a corporate restructuring to close certain of our overseas operations. We cannot assure you that such restructuring efforts will not result in additional tax liability as cash is repatriated to the United States in connection with such restructuring.

Risks Related to this Offering, Securities Markets and Ownership of Our Common Stock

There is no plan to distribute any of the proceeds of the sale of our consumer software products business to our stockholders.

We do not intend to distribute any portion of the proceeds from the sale of our consumer software products business to our stockholders. Currently, we intend to retain the proceeds and use them for general working capital purposes and to operate and expand our online music distributions business.

We cannot assure you that our stock price will not decline.

The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at any particular price, or at all.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of November 4, 2004, we had outstanding 34,799,790 shares of common stock of which 33,684,399 shares are freely tradable and 1,099,626 shares are currently in the process of being registered as part of this offering. The remaining 15,765 shares of common stock outstanding are “restricted securities” as defined in Rule 144 held by our “affiliates” (as those terms are defined in Rule 144 under the Securities Act). These restricted securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. Pursuant to the terms of a common stock purchase agreement with Best Buy Enterprise Services, up to an additional 3,925,374 shares may be sold in separate closings on July 17, 2005 and December 17, 2005.

As of November 4, 2004, there was an aggregate of 7,152,211 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 7,052,211 shares issuable upon exercise of options outstanding under our option plans, and 100,000 shares of common stock issuable upon exercise of an outstanding warrant issued to the trustee in the Napster bankruptcy in connection with our acquisition of the Napster assets. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

Provisions in our agreements, charter documents, stockholder rights plan and Delaware law may delay or prevent acquisition of us, which could decrease the value of our stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire us without the approval of our board of directors. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Roxio, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Roxio and our common stock:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2004 filed with the SEC on June 14, 2004, as amended by our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended March 31, 2004 filed with the SEC on July 29, 2004, and as amended and restated by our Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended March 31, 2004 filed with the SEC on November , 2004;

•	our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2004 filed with the SEC on August 9, 2004, and for the quarter ended September 30, 2004 filed with the SEC on November 9, 2004;

•	our Current Report on Form 8-K filed with the SEC on May 19, 2003, as amended by our Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on July 13, 2003;

•	our Current Reports on Form 8-K, filed with the SEC on June 25, 2004, August 10, 2004, October 21, 2004, November 4, 2004 (with respect only to Item 4.02 therein) and November 8, 2004;

•	our Current Report on Form 8-K filed with the SEC on September 10, 2004, as amended by our Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on November , 2004 and

•	our Current Report on Form 8-K filed with the SEC on September 3, 2004, as amended by our Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on October 1, 2004.

Unless specifically stated to the contrary, none of the information that we disclose under Items 9, 12, 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. We incorporate by reference into this registration statement any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. This means that we can disclose important business, financial and other information in this registration statement by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this registration statement, unless and until that information is updated and superseded by the information contained in this registration statement or any information later incorporated. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this registration statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Roxio, Inc., 455 El Camino Real, Santa Clara, California 95050, (408) 367-3100.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder.

SELLING STOCKHOLDER

We issued 1,099,626 of the shares of our common stock offered by this prospectus to the selling stockholder on June 17, 2004, pursuant to a common stock purchase agreement between us and Best Buy Enterprise Services, Inc. (“Best Buy”) dated June 17, 2004. We are registering the shares of our common stock offered by this prospectus on behalf of the selling stockholder named in the table below. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered.

In June 2004, Roxio entered into a multi-year joint marketing arrangement with Best Buy and its affiliate, Best Buy Stores, L.P. (“Best Buy Stores”). Best Buy Stores has agreed to promote Napster as its leading digital music service through comprehensive in-store marketing activities and extensive broadcast, print and online advertising, as well as commit marketing and promotional resources and a significant number of Best Buy stores to such promotions. Best Buy will also market a co-branded version of Napster, which is expected to be made available to customers via retail locations and online through Bestbuy.com. Best Buy and Napster will also engage in jointly funded marketing activities. The joint marketing arrangement will continue until July 31, 2006 and may be extended at Best Buy’s option for up to an additional twelve months thereafter. The joint marketing arrangement may be terminated prior to July 31, 2006 in the event of certain events of default or in the event that certain customer subscription thresholds are not met.

In connection with the transaction, Best Buy is expected to receive shares of Roxio stock with an aggregate value of up to $10 million over a period of 18 months in three separate tranches, provided that the aggregate number of shares to be issued may not exceed 5,025,000. Best Buy received shares of Roxio stock with a value of $5 million on June 17, 2004 and is expected to receive shares with a value of $2.5 million on each of July 17, 2005 and December 17, 2005 contingent upon, among other things, the continued effectiveness of the joint marketing arrangement. If Best Buy terminates the arrangement as a result of insufficient customer subscriptions, Best Buy will instead be entitled to receive shares of Roxio stock with an aggregate value of $416,666 on July 17, 2005, and no shares on December 17, 2005. Roxio has agreed to use commercially reasonable best efforts to register the resale of the shares issued to Best Buy.

The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of November 4, 2004 by the selling stockholder. The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that the selling stockholder may offer under this prospectus. The number of shares in the column “Shares Beneficially Owned After Offering” assumes that the selling stockholder sells all of its shares of our common stock offered by this prospectus. The selling stockholder may sell some, all or none of its shares of our common stock. We do not know how long the selling stockholder will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with the selling stockholder regarding its sale of any of the shares of our common stock. Except as described above, the selling stockholder has not had a material relationship with us or any of our predecessors or affiliates in the past three years. The information in the table below is current only as of the date of this prospectus.

In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated in the footnote below, we believe the selling stockholder named in this table has sole voting and investment power over the shares of our common stock indicated. Applicable percentages are based on 34,799,790 shares of our common stock outstanding on November 4, 2004.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name	Number	Percent		Number	Percent
Best Buy Enterprise Services, Inc. (1)	1,099,626	3.2%	1,099,626	—	—

(1)	Represents 1,099,626 shares that were sold on June 17, 2004 to the selling stockholder pursuant to a common stock purchase agreement (the “Stock Purchase Agreement”), dated June 17, 2004 between us and Best Buy Enterprise Services, Inc. (“Best Buy”). The Registrant has been advised that Best Buy is a wholly-owned direct subsidiary of Best Buy Co., Inc., which is a publicly traded company listed on the New York Stock Exchange (NYSE) under the ticker symbol ‘BBY’.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus. The shares of our common stock are being offered on behalf of the selling stockholder. The shares of our common stock may be sold or distributed from time to time by the selling stockholder, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholder, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares of our common stock may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our common stock, which shares may be resold thereafter pursuant to this prospectus.

The selling stockholder or its successors in interest may from time to time pledge or grant a security interest in some or all of the shares of our common stock and, if the selling stockholder defaults in the performance of its secured obligation, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of the shares of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling stockholder and any broker-dealers who act in connection with the sale of shares of our common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder against specified liabilities, including specified liabilities under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until the earliest of 1) two years after the last sale of shares pursuant to the stock purchase agreement between us and the selling stockholder dated June 17, 2004, 2) the date on which neither the selling stockholder nor any of its affiliates holds any Roxio shares, 3) after the date on which the shares may be resold by the selling stockholder and its affiliates without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect. The selling stockholder may sell all, some or none of the shares offered by this prospectus.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended March 31, 2004, filed with the SEC on November 12, 2004, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,099,626 Shares

ROXIO, INC.

Common Stock

PROSPECTUS

November    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby, other than any commissions payable by the selling stockholder. All of such fees expenses, except for the Registration Fee, are estimated and shall be borne by the registrant:

Registration Fee—Securities and Exchange Commission	$2,623
Accounting fees and expenses	100,000
Legal fees and expenses	100,000
Printing fees and expenses	5,000

Total	$207,623

Item 15.	Indemnification of Directors and Officers

Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, the registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of the registrant’s board of directors to the registrant and its stockholders for monetary damages for breach of their fiduciary duties as a director. This does not apply for any breach of a director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

The registrant’s Amended and Restated Bylaws also provide that the registrant has the power to indemnify each of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) arising by reason of the fact that such person is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding. The registrant’s power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless, and only to the extent that, the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. To the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Pursuant to the authority provided by the registrant’s Amended and Restated Bylaws, the registrant has entered into indemnity agreements with each of its directors and officers, indemnifying them against certain potential liabilities that may arise as a result of their service to the registrant, and providing for certain other protections. The registrant also maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant.

Under the stock purchase agreement filed with the Securities and Exchange Commission as an exhibit to this Registration Statement, the registrant has agreed to indemnify the selling stockholder, its representatives, equityholders, controlling persons, directors, officers, employees, agents and assigns against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholder has agreed to indemnify the registrant, its directors, officers, members, partners, employees, agents, representatives and certain control and related persons against certain liabilities, including liabilities under the Securities Act.

The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers, the registrant’s directors’ and officers’ liability insurance policy and the stock purchase agreement and are qualified in their entirety by reference thereto.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

4.1	Form of Common Stock Certificate (1)

4.2	Registration Rights Agreement dated June 17, 2004 between the Registrant and Best Buy Enterprise Services Inc. (3)

4.3	Preferred Stock Rights Agreement, dated as of May 18, 2001, between Registrant and Mellon Investor Services, LLC, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively (2)

4.4	Common Stock Purchase Agreement between Registrant and Best Buy Enterprise Services Inc. dated June 17, 2004 (3)

5.1	Opinion of O’Melveny & Myers LLP (3)

23.1	Consent of O’Melveny & Myers LLP (3)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Accountants

24.1	Power of Attorney (3)

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 30, 2003.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on June 5, 2001.

(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-117520) as filed with the Securities and Exchange Commission on July 20, 2004.

(b)	Financial Statement Schedules:

None.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California, on November 12, 2004.

ROXIO, INC.

By:	/s/ WM. CHRISTOPHER GOROG
Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WM. CHRISTOPHER GOROG Wm. Christopher Gorog	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 12, 2004

/s/ NAND GANGWANI Nand Gangwani	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2004

* Vernon E. Altman	Director	November 12, 2004

* Richard J. Boyko	Director	November 12, 2004

* Philip J. Holthouse	Director	November 12, 2004

* Joseph C. Kaczorowski	Director	November 12, 2004

* Brian C. Mulligan	Director	November 12, 2004

* Robert Rodin	Director	November 12, 2004

*By:	/s/ NAND GANGWANI	November 12, 2004
Nand Gangwani Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Common Stock Certificate (1)

4.2	Registration Rights Agreement dated June 17, 2004 between the Registrant and Best Buy Enterprise Services Inc. (3)

4.3	Preferred Stock Rights Agreement, dated as of May 18, 2001, between Registrant and Mellon Investor Services, LLC, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively (2)

4.4	Common Stock Purchase Agreement between Registrant and Best Buy Enterprise Services Inc. dated June 17, 2004 (3)

5.1	Opinion of O’Melveny & Myers LLP (3)

23.1	Consent of O’Melveny & Myers LLP (3)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Accountants

24.1	Power of Attorney (3)

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 30, 2003.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on June 5, 2001.

(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-117520) as filed with the Securities and Exchange Commission on July 20, 2004.